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                                      EXHIBIT 11

                                  LANE PLYWOOD, INC.
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                         COMPUTATION OF NET INCOME PER SHARE
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                                        1995         1994        1993
                                        ----         ----        ----
Shares issued at beginning
  of period                            204,662      204,662     204,662


Common shares outstanding              204,662      204,662     204,662


Net income                           $(335,382)   $ 624,162   $ 449,654


Net income per common share             $(1.64)      $ 3.05       $2.20

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